                                                                    Exhibit 11.1

FRESH CHOICE, INC.

COMPUTATION OF NET LOSS PER COMMON SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            Twelve Weeks Ended
                                            ------------------
                                     March 24, 1996    March 19, 1995
                                     --------------    --------------
                 Net loss                   $ (866)           $(1,284)
                                            ------            -------

         Weighted average
            common shares
              outstanding                    5,584              5,483

             Common share
      equivalents related
     to stock options (1)                       --                 --

           Shares used in
              computation                    5,584              5,483
                                            ------            -------

                 Net loss
           per common and
         equivalent share                   $(0.16)           $ (0.23)
                                            ------            -------

(1) Common share equivalents relating to stock options have been excluded from the computations for the twelve weeks ended March 24, 1996 and March 19, 1995 as they would be anti-dilutive.